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                                                                   EX-99.B(1)(c)


                   FLAG INVESTORS TELEPHONE INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY


         FLAG INVESTORS TELEPHONE INCOME FUND, INC. having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
         Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution increasing the total number of shares of common stock which the Corporation shall have the authority to issue from forty million (40,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $40,000.00, designated Common Stock, to seventy million (70,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $70,000.00, of which sixty million (60,000,000) shares are designated "Flag Investors Telephone Income Fund Class A Shares" (the "Class A Shares"), five million (5,000,000) shares are designated "Flag Investors Telephone Income Fund Class B Shares" (the "Class B Shares") and five million (5,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase in authorized shares and the designation of the Class A Shares and Class B Shares pursuant to these Articles Supplementary, the Corporation was authorized to issue forty million (40,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $40,000.00, of which forty million (40,000,000) shares were designated Common Stock in the Corporation's Articles of Incorporation, but which, out of authorized but unissued shares, had been designated (i) Flag Investors Telephone Income Fund Shares and renamed Flag Investors Telephone Income Fund Class A Shares; and (ii) Flag Investors Telephone Income Fund Class B Shares, respectively, by the Corporation's Board of Directors as authorized in the Corporation's Articles of Incorporation.

                  THIRD:   The Corporation is registered as an open-end
         investment company under the Investment Company Act of 1940, as amended.
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                  IN WITNESS WHEREOF, Flag Investors Telephone Income Fund, Inc.
has caused these Articles Supplementary to be executed by one of its Vice-Presidents and its corporate seal to be affixed and attested by its Secretary on this 15th day of December 1993.


[CORPORATE SEAL]

                           FLAG INVESTORS TELEPHONE INCOME FUND, INC.



                           By: /s/ Edward J. Veilleux
                               ---------------------------------------
                               Vice-President


Attest: /s/ Brian C. Nelson
        -------------------
        Secretary


                  The undersigned, Vice President of FLAG INVESTORS TELEPHONE INCOME FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                               /s/ Edward J. Veilleux
                               -----------------------------------------
                               Edward J. Veilleux